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                        [LETTERHEAD OF ANDREWS & KURTH]

                                                                     EXHIBIT 5.1



                                                June 28, 1996



Board of Directors
Lufkin Industries, Inc.
601 S. Raguet
Lufkin, Texas 75902


Gentlemen:

          We have acted as counsel to Lufkin Industries, Inc., a Texas corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 150,000 shares of common stock, $1.00 par value (the "Common Stock"), of the Company issuable under the Lufkin Industries, Inc. 1996 Nonemployee Director Stock Option Plan (the "Plan").

          In such capacity, we have examined such corporate records and documents, certificates of corporate and public officials and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original of all documents submitted to us as copies.

          Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan have been duly authorized, and that the Common Stock, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our name under Item 5 of the Registration Statement.



                                                Very truly yours,

                                            /S/ ANDREWS & KURTH L.L.P.